CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the  Registration  Statement on Form

N-1A of  Church  Capital  Investment  Trust and to the use of our  report  dated

January 12, 2007 on the financial  statements  and  financial  highlights of the

Church  Capital  Value Trust and the Church  Capital  Money  Market Fund (each a series of shares of beneficial  interest of Church Capital  Investment Trust) as of and for the periods ended November 30, 2006.  Such  financial  statements and financial  highlights  appear in the 2006 Annual Report to Shareholders  that is incorporated by reference into the Statement of Additional Information.





                                         /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
MARCH 29, 2007